Exhibit 3.15

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:09 AM 05/31/2007
FILED: 11:07 AM 05/31/2007
SRV 070649486 - 4361890 FILE

CERTIFICATE OF FORMATION

OF

VERSO MAINE ENERGY LLC

This Certificate of Formation of VERSO MAINE ENERGY LLC (the “LLC”), dated as of May 31, 2007, is being duly executed and filed by St. John Daugherty, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et. seq.)

FIRST, the name of the limited liability company formed hereby is VERSO MAINE ENERGY LLC.

SECOND, the address of the registered office of the LLC in the State of Delaware is c/o National Corporate Research, LTD., 615 South DuPont Highway, Dover, County of Kent, 19901.

THIRD, the name and address of the registered agent for service of process on the LLC in the state of Delaware is National Corporate Research, LTD., 615 South DuPont Highway, Dover, County of Kent, 19901.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date lust above written.

/s/ St. John Daugherty
St. John Daugherty
Authorized Person